Eisner

Eisner LLP
Accountants and Advisors

750 Third Avenue
New York, NY 10017-2703
Tel 212.949.8700 Fax 212.891.4100
www.eisnerllp.com

August 1, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: On2 Technologies, Inc.

Gentlemen:

We have read Item 4.01 of Form 8-K dated July 28, 2008 of On2 Technologies, Inc. ("On2") and are in agreement with the statements concerning our firm contained therein. We have no basis to agree to disagree with other statements of the registrant contained therein. Specifically, with respect to remedial measures referred to in (iii) of the sixth paragraph concerning the three material weaknesses, we have not performed any internal control audit procedures with respect to On2's responses to such material weaknesses. Accordingly, we have no basis to agree or disagree with respect to On2's comment regarding its remedial measures.

Very truly yours,

Eisner LLP

Eisner LLP